Exhibit 99.2
Press Release
Contacts:
Global Cash Access, Inc.
George Gresham 702-855-3005
Adria Greenberg 212-255-8386 (Media)
adria@sommerfield.com
GLOBAL CASH ACCESS, INC. COMPLETES ACQUISITION OF CASH SYSTEMS, INC.
Acquisition to Give GCA Greater Scale to Compete in Electronic Payments Market
LAS VEGAS (August 8, 2008) — Global Cash Access, Inc. (GCA) announced today that it has closed the acquisition of Cash Systems, Inc. (Cash Systems).
The aggregate amount paid to Cash Systems’ stockholders, note holders and warrant holders, together with Cash Systems’ transaction expenses, is approximately $33 million. Cash Systems is now a wholly owned subsidiary of GCA.
GCA President and Chief Executive Officer Scott H. Betts said, “We are very pleased to have closed the acquisition and are excited about the opportunities the acquisition of Cash Systems provides for the continuation of our strategy of having the scale required to compete effectively in the highly competitive electronic payments market. We believe that the acquisition of Cash Systems’ provides us with unique synergies within the gaming market.”
Goldman, Sachs & Co. acted as financial advisor to GCA and Morrison & Foerster LLP acted as legal advisor to GCA. Deutsche Bank Securities Inc. and Alpine Advisors LLC acted as financial advisors to Cash Systems and Manatt, Phelps & Phillips, LLP acted as legal advisor to Cash Systems.
About Global Cash Access
Global Cash Access, Inc., a wholly owned subsidiary of Global Cash Access Holdings, Inc. (NYSE: GCA), is the leading provider of cash access and related services to the global gaming industry. Based in Las Vegas, GCA serves approximately 1,100 casinos and other clients in the U.S., Canada, Europe, the Caribbean and Asia. GCA provides proprietary technology that helps responsible patrons access cash via ATM, debit card, check cashing and credit card cash advance transactions for their casino entertainment. GCA also provides services that enhance casino marketing initiatives and credit decision-making through its wholly owned subsidiary Central Credit LLC, a credit decision-making tool that uses proprietary credit bureau databases. GCA is recognized with numerous gaming industry awards for developing technologies and services that enhance casino profitability and customer loyalty. For more information, please visit www.globalcashaccess.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Forward-looking statements in this press release include, without limitation, the impact the acquisition may have on GCA’s business and its ability to compete in the electronic payments marketplace. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the results implied or contemplated by the forward-looking statements, including but not limited to difficulty integrating Cash Systems’ operations into GCA’s and the overestimation of potential synergies from the acquisition. The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading “Risk Factors” in GCA’s filings with the Securities and Exchange Commission, and are based on information available to GCA on the date hereof. GCA does not intend or assume any obligation to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.